Exhibit 99.1

KENNETH D. COLE COMPLETES ACQUISITION OF KENNETH COLE PRODUCTIONS, INC.

New York, NY – September 25, 2012 – Kenneth Cole Productions, Inc. (NYSE: KCP) (the “Company”) announced today the completion of its acquisition pursuant to the previously announced merger agreement under which Kenneth D. Cole, Chairman and Chief Creative Officer of the Company and beneficial holder of approximately 46% of the Company’s outstanding common stock (representing approximately 89% of the voting power), has acquired the Company through KCP Holdco, Inc., an entity he controls that was formed for the purpose of the acquisition. Under the terms of the merger agreement, the Company’s shareholders, excluding Mr. Cole and his affiliated entities, will receive $15.25 per share in cash.

The transaction was approved by the Company’s stockholders at a special meeting of shareholders held on September 24, 2012. The merger was approved by holders of approximately 98% of the shares of the Company’s outstanding common stock, and by holders of approximately 80% of the shares not owned by Mr. Cole or his affiliated entities. In addition, the company’s stockholders also approved, by a non-binding, advisory vote, compensation payable to the Company’s named executive officers in connection with the merger.

The Company’s common stock will be delisted from the New York Stock Exchange.

BofA Merrill Lynch acted as financial advisor to the special committee of the Company’s Board of Directors, and Sidley Austin LLP acted as legal advisor to the special committee.

Peter J. Solomon Company acted as financial advisor to Mr. Cole, and Willkie Farr & Gallagher LLP acted as legal advisor to Mr. Cole.

About Kenneth Cole Productions, Inc.

Kenneth Cole Productions, Inc. designs, sources, and markets a broad range of footwear, handbags, apparel and accessories under the brand names Kenneth Cole New York; Kenneth Cole Reaction; and Unlisted, as well as footwear under the proprietary trademark Gentle Souls. The Company has also granted a wide variety of third party licenses for the production of men’s, women’s and children’s apparel as well as fragrances, watches, jewelry, eyewear, and several other accessory categories. The Company’s products are distributed through department stores, better specialty stores, company-owned retail stores and its e-commerce website. Further information can be found at http://www.kennethcole.com.

Forward-Looking Statements:

Certain statements herein are “forward-looking statements”. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including the strength of the economy, changes in the overall level of consumer spending or preferences in apparel, our ability to compete with other retailers, the performance of the Company’s products within the prevailing retail environment, our strategy and expansion plans, systems upgrades, reliance on key personnel, trade restrictions, political or financial instability in countries where the Company’s goods are manufactured, postal rate increases, paper and printing costs, availability of suitable store locations at appropriate terms and other factors which are set forth in the Company’s Form 10-K and in all filings with the SEC made by the Company subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

David Edelman, Chief Financial Officer, Kenneth Cole Productions, Inc., +1-212-265-1500, or Investor Relations: James R. Palczynski, Principal, Integrated Corporate Relations, Inc., +1-203-682-8200